Exhibit 4.1

SEVENTH SUPPLEMENTAL INDENTURE

BETWEEN

WELLS FARGO & COMPANY

AND

CITIBANK, N.A., AS TRUSTEE

Dated as of January 17, 2017

SUPPLEMENTAL TO INDENTURE

DATED AS OF JULY 21, 1999

THIS SEVENTH SUPPLEMENTAL INDENTURE dated as of January 17, 2017 between WELLS FARGO & COMPANY, a Delaware corporation (the “Issuer”), and CITIBANK, N.A., as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Indenture dated as of July 21, 1999 (the “Base Indenture” and as amended and supplemented from time to time, the “Indenture”);

WHEREAS, Section 901 of the Base Indenture provides that, without the consent of the Holders (as defined in the Base Indenture), the Issuer, when authorized by a Board Resolution (as defined in the Base Indenture), and the Trustee may enter into indentures supplemental to the Indenture to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination (i) shall become effective only when there is no Debt Security (as defined in the Base Indenture) Outstanding (as defined in the Base Indenture) of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provisions or (ii) shall not apply to any Debt Security Outstanding; and

WHEREAS, the entry into this Seventh Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this Seventh Supplemental Indenture a valid agreement of the Issuer, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

NOW, THEREFORE:

In consideration of the premises herein set forth and the purchases of the Debt Securities by the Holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders of Debt Securities of any series created on or after the date hereof as follows:

ARTICLE 1

Section 1.01. Section 101 of the Base Indenture is hereby amended, solely with respect to Debt Securities Outstanding of any series created on or after the date hereof, by amending and restating the defined term “corporation” as follows:

“The term “corporation” includes corporations, associations, companies (including limited liability companies) and business trusts.”

Section 1.02. Section 101 of the Base Indenture is hereby amended, solely with respect to Debt Securities Outstanding of any series created on or after the date hereof, by amending and restating the defined term “Voting Stock” as follows:

““Voting Stock”, as applied to the stock (or the equivalent thereof) of any corporation, means stock (or the equivalent thereof) of any class or classes, however designated, having ordinary voting power for the election of a majority of the directors, managers or trustees of such corporation, other than stock (or such equivalent) having such power only by reason of the happening of a contingency.”

Section 1.03. Section 301 of the Base Indenture is hereby amended, solely with respect to Debt Securities Outstanding of any series created on or after the date hereof, as follows:

(i)	deleting the word “and” at the end of Clause (21) of the second paragraph of Section 301 of the Base Indenture;

(ii)	adding the following Clause (22) to the second paragraph of Section 301 of the Base Indenture immediately after Clause (21) of the second paragraph of Section 301 of the Base Indenture:

“(22) whether the provisions of Article Seventeen shall apply to the Debt Securities of the series; and”; and

(iii)	renumbering Clause (22) of the second paragraph of Section 301 of the Base Indenture to Clause (23).

Section 1.04. Article Eight of the Base Indenture is hereby amended, solely with respect to Debt Securities Outstanding of any series created on or after the date hereof, by amending and restating Article Eight in its entirety to read as follows:

“ARTICLE EIGHT

Section 801.            Company May Consolidate, etc. Only on Certain Terms.

The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person other than any such conveyance, transfer or lease to one or more of its Subsidiaries, unless:

(1) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any political subdivision thereof or any State thereof and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest (including all additional amounts, if any, payable pursuant to Section 1006) on all the Debt Securities and any related coupons and the performance of every covenant of this Indenture on the part of the Company to be performed or observed;

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(2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been met.

Section 802.    Successor Corporation Substituted.

Upon any consolidation with or merger into any other corporation, or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person pursuant to the requirements of Section 801(1), (2) and (3), the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor had been named as the Company herein, and thereafter, except in the case of a lease, the Company (which term for this purpose shall mean the Person named as the “Company” in the first paragraph of this instrument or any successor corporation which shall theretofore have become such in the manner presented in this Article) shall be relieved of all obligations and covenants under this Indenture and the Debt Securities and coupons.”

Section 1.05. The Indenture is hereby amended, solely with respect to Debt Securities Outstanding of any series created on or after the date hereof, by the insertion of a new Article Seventeen which shall provide as follows:

ARTICLE SEVENTEEN

Amended Events of Default and Acceleration Provisions

Section 1701.            Amended Events of Default Provision.

If this Article Seventeen is specified, as contemplated by Section 301, to be applicable to any series of Debt Securities, clauses (2), (6) and (7) of Section 501 shall, with respect to such series of Debt Securities and only with respect to such series of Debt Securities, be deleted and the following clauses (2), (6) and (7) shall be substituted in lieu of such clauses (2), (6) and (7):

“(2) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity, and continuance of such default for a period of 30 days; or

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(6) the entry by a court having jurisdiction of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal

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or State bankruptcy, insolvency or similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving a petition seeking receivership, insolvency or liquidation of or in respect of the Company under any applicable Federal or State law, or appointing a receiver, liquidator, trustee or similar official of the Company, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(7) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, the appointment of a receiver for the Company under any applicable Federal or State bankruptcy, insolvency or similar law following consent by the Board of Directors of the Company to such appointment, or the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, receivership, liquidation or similar law following the Company’s consent to such decree or order; or”

Section 1702.            Amended Acceleration Provision.

If this Article Seventeen is specified, as contemplated by Section 301, to be applicable to any series of Debt Securities, the first paragraph of Section 502 shall, with respect to such series of Debt Securities and only with respect to such series of Debt Securities, be deleted and the following paragraph shall be substituted in lieu of such first paragraph:

“If an Event of Default specified in Clause (1), (2), (6) or (7) of the definition of “Event of Default” set forth in Section 501 with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of Outstanding Debt Securities of such series may declare the principal amount (or, if the Debt Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of and all accrued but unpaid interest on all the Debt Securities of such series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by such Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. Upon payment of such amount, all obligations of the Company in respect of the payment of principal of the Debt Securities of such series shall terminate. Any Event of Default specified in Clause (3), (4), (5) or (8) of the definition of “Event of Default” set forth in Section 501 will not be subject to this Section, without prejudice to any other rights and remedies that may be exercised upon the occurrence of an Event of Default under this Indenture.”

ARTICLE 2

Section 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Seventh Supplemental Indenture.

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Section 2.02. Other Terms of the Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture, including but not limited to any rights and protections of the Trustee therein, are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Effectiveness. Upon execution and delivery of this Seventh Supplemental Indenture by the Company and the Trustee, this Seventh Supplemental Indenture shall become effective as of its date.

Section 2.04. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.05. Successors and Assigns. All covenants and agreements in this Seventh Supplemental Indenture by the Issuer shall bind its successors and assigns, whether expressed or not.

Section 2.06. Separability. In case any provision of this Seventh Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.07. Governing Law. The internal laws of the State of New York shall govern and be used to construe this Seventh Supplemental Indenture.

Section 2.08. Counterparts. This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.09. Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture.

Section 2.10. FATCA. Solely for the avoidance of doubt, this Seventh Supplemental Indenture will not result in a material modification of any Debt Security Outstanding for purposes of the Foreign Account Tax Compliance Act (FATCA).

*[Signature Pages to Follow]*

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IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed and attested, all as of the date first above written.

WELLS FARGO & COMPANY

[CORPORATE SEAL]	By	/s/ Barbara S. Brett
		Name:	Barbara S. Brett
		Title:	Senior Vice President and Assistant Treasurer

	Attest	/s/ Jeannine E. Zahn
		Name:	Jeannine E. Zahn
		Title:	Assistant Secretary

CITIBANK, N.A., as trustee

By	/s/ Cirino Emanuele
	Name:	Cirino Emanuele
	Title:	Vice President

Attest	/s/ John Hannon
	Name:	John Hannon
	Title:	Vice President

STATE OF MINNESOTA	)
	)	SS.
COUNTY OF HENNEPIN	)

On the 13th day of January, 2017, before me personally came Barbara S. Brett, to me known, who, being duly sworn, did depose and say that she is the Senior Vice President and Assistant Treasurer of Wells Fargo & Company, a corporation described in and which executed the above instrument; that she knows the seal of said corporation; that it was so affixed pursuant to the authority of the Board of Directors of said corporation; and that she signed her name thereto pursuant to like authority.

/s/ Noreen Santos
Notary Public

STATE OF NEW YORK	)
	)	SS.
COUNTY OF NEW YORK	)

On the 13th day of January, 2017, before me personally came Cirino Emanuele, to me known, who, being duly sworn, did depose and say that he is a Vice President of Citibank, N.A., a national banking association described in and which executed the above instrument; and that he signed his name thereto pursuant to like authority.

/s/ Lori L. Boeckel-Kreidt
Notary Public